Exhibit 10.13

ELECTRIC SERVICE AGREEMENT

This Agreement made and entered into August, 2004, by and between Minnesota Valley Cooperative Light and Power Association, Montevideo, Minnesota (hereinafter called the Cooperative) and Granite Falls Community Ethanol Plant, LLC, Granite Falls, Minnesota (hereinafter called the Customer).

     WITNESSETH:

     WHEREAS, the Customer is constructing an ethanol plant located in the Northeast Quarter of Section 1, Township 115 North, Range 39 West, Minnesota Falls Township, Yellow Medicine County, Minnesota (hereinafter called the Facility); and

     WHEREAS, the Customer desires to have the Cooperative provide all of the electric power and energy requirements of the Facility and related Facilities on the described property, and the Cooperative is willing and able to provide these requirements.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the Cooperative and the Customer agree as follows:

1.	Description of Facility.

The Facility shall include the Customer-owned ethanol plant and related facilities located in the Northeast Quarter of Section 1, Township 115 North, Range 39 West, Minnesota Falls Township, Yellow Medicine County, Minnesota.

2.	Agreement to Sell and Purchase.

The Cooperative hereby agrees to sell and deliver to the Customer and the Customer agrees to purchase and receive from the Cooperative all of the electric power and energy requirements of the Facility upon the terms and conditions hereinafter provided.

3.	Service Characteristics.

a.	Service Delivery. Service hereunder shall be provided at the Customer property boundary. The Cooperative shall install or cause to be installed, operated and maintained approximately 6.5 miles of 69 kV transmission line and a 69/12.5 kV, 14,000 kVA substation. If requested, the Cooperative will provide service to the distribution transformers on the plant site, the terms of which will be provided under separate agreement.

b.	Capacity. Electrical service to the Facility under this Agreement shall be limited to 4,500 kW at 95% power factor. Service to additional load above 4,500 kW shall require an amendment to this Agreement.

c.	Firm Service. Service hereunder shall be firm without scheduled interruptions. Power interruptions may occur as the result of planned and coordinated maintenance and circumstances beyond the control of the Cooperative as provided for in Section 4i of this Agreement.

4.	Service Conditions and Requirements.

a.	Cooperative-Owned Facilities. The Cooperative will furnish or cause to be furnished, installed and maintained all electric equipment and facilities required to deliver electric power and energy to the Customer for the Facility to the point of connection. The point of connection shall be the Customer property line. If electric service is furnished beyond the property line under separate agreement, equipment furnished, installed, operated and maintained by the Cooperative, as identified in Section 3a, on the property of the Customer shall remain the property of the Cooperative and may be removed upon termination of this Agreement.

b.	Customer-Owned Facilities. The Customer shall be solely responsible for the design, installation, maintenance and safety of any and all Customer supplied electric facilities or equipment. The Customer shall provide and maintain the necessary protection equipment to protect its own facilities from harm from any electrical cause as well as to protect the Cooperative’s equipment and members from any damages, interruption of service, or faulty service due to faults or operations of the Customer’s equipment.

c.	Location of Cooperative Facilities. If necessary, the Customer will provide to the Cooperative suitable locations for the installation of electric facilities on the property of the Customer. The Customer shall provide the Cooperative or its power supplier, at no cost, a warranty deed for the substation property and permanent easements for all other electric power supply facilities located on site, including but not limited to, in and out transmission and distribution lines to permit multiple use of said facilities, on-site distribution lines and distribution transformer sites. The Customer will provide site grading for the substation at no cost to the Cooperative and further will provide a concrete pad for all service transformers in accordance with specifications provided by the Cooperative.

d.	Accessibility to Cooperative Facilities. Duly authorized representatives of the Cooperative shall be permitted to enter on the property of the Customer to the extent necessary to maintain and service electric facilities at all reasonable times in order to carry out the provisions of this Agreement.

e.	Operation of Cooperative Equipment. The Customer will do nothing to interfere with the operation of any Cooperative-owned electric equipment or facilities, including any metering or signaling equipment. The Customer shall advise the Cooperative as soon as possible if the Customer discovers any apparent problem with the condition or functioning of the Cooperative’s equipment or facilities.

f.	Operation of Customer Equipment. The Customer’s electric service, electric facilities and load characteristics will conform to the National Electric Code and National Electric Safety Code, IEEE/ANSI standards and Prudent Utility Practice. If the operation of any of the Customer’s equipment causes power quality or operational problems to the Cooperative’s electric system, the Customer shall promptly correct or remove the cause of the problem. If the Customer does not eliminate the problem, the Cooperative can correct or remove the problem from the electric system and the Customer will be responsible for the costs. The Customer shall notify the Cooperative immediately if the Customer discovers that the condition or operation of any of the Customer-supplied electric equipment or facilities may pose a risk to any persons or property.

g.	Cooperative Membership. The Customer shall be a member of the Cooperative during the term of this Agreement.

h.	Power Factor. The Customer agrees to maintain unity power factor as nearly as practical. The demand charges shall be adjusted to correct for average power factors less than five percent (5%) unity (lagging) or greater than five percent (5%) unity (leading) by increasing the measured demand one percent (1%) for each one percent (1%) by which the average power factor is less than five percent (5%) unity (lagging) or more than five percent (5%) unity (leading).

i.	Hold Harmless. If the supply of electric power and energy provided by the Cooperative should fail or be interrupted, or become defective, through (a) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal governmental department or agency or any court of competent jurisdiction; (b) Customer action or omissions; or (c) acts of God, fires, strikes, embargos, wars, insurrection, riot, equipment failures, operation of protective devices, or other causes beyond the reasonable control of the Cooperative, the Cooperative shall not be liable for any loss or damages incurred by the Customer or be deemed to be in breach of this Agreement. The Customer acknowledges that the delivery of electric power and energy may at times be subject to interruption by causes beyond the control of the Cooperative including weather conditions, vandalism, accidents and other interruptions, and that the Customer assumes the risk of those potential interruptions. The Cooperative will use its best efforts to return the interrupted electric service in the shortest reasonable time under the circumstances.

5.	Metering.

a.	Point of Metering. Metering will measure the demand and energy of the total Facility, and will be located at the 69/12.5 kV substation on the 7,200/12,470 volt secondary bus.

b.	Metering Responsibility. All meters shall be furnished, installed, maintained and read by the Cooperative.

c.	Meter Testing Procedure. The metering shall be tested yearly for accuracy. If any test discloses the inaccuracy of said meters to the extent of more than two percent (2%) fast or slow, an adjustment in billing, according to the percentage of inaccuracy found, shall be made for the period elapsed subsequent to the date of the last preceding test.

d.	Meter Failure. Should the metering equipment at any time fail to register proper amounts or should the registration thereof be so erratic as to be meaningless, the capacity and energy delivered shall be determined from the best information available.

6.	Rates and Payment.

a.	Rate Schedule Application. The Customer shall pay the Cooperative for service rendered hereunder at the rates and upon the terms and conditions set forth in Rate Schedule Ethanol Plant, attached to and made a part of this Agreement and any revisions thereto or substitutions thereof adopted by the Cooperative’s Board of Directors.

b.	Minimum Charge. Irrespective of the Customer’s requirements for kW demand or use of kWh energy, the minimum charge for billing purposes hereunder shall not be less than $8,000 for any billing month.

c.	Future Rate Charges. The Distribution Demand Charges shall be those provided in Rate Schedule Ethanol Plant and shall remain the same for the five years after commencement of significant service to the Customer. The rates shown do not include applicable state and local sales taxes. Power Supply Demand and Energy Charges may change when Basin Electric rates change to the Cooperative.

The rate charges in Rate Schedule Ethanol Plant are for electric service taken to the Customer’s property. Facilities beyond the property may be assessed a Facilities Charge set forth in Part d. below.

The Parties further agree that the rate hereunder may be adjusted by the amount of any new or increased level of income, property or other direct tax imposed on the Cooperative.

As a Cooperative member, the Customer will receive fair and equitable treatment in the establishment of rates to be applied to this facility.

d.	Facilities Charge. For the term of this Agreement, the Customer will pay a monthly Facilities Charge in the amount set forth in Schdule Ethanol Plant. If the Cooperative installs additional facilities that are not a part of this Agreement, and such facilities are not paid for initially by the Customer, the Customer shall be subject to additional Facilities Charges.

e.	Payment Arrangements. All charges for service shall be paid to the Cooperative at its Montevideo office, through the mail, or by electronic transfer. The monthly billing periods shall be from the first day of the month through the last day of the month. The Customer agrees to prepay the monthly bill based on the estimated demand and energy use. Payment is due 5 days prior to the first day of the month. If payment is not received or postmarked by the Cooperative by the first day of the month, the Customer agrees that the Cooperative may disconnect service to the facility until the payment is made.

f.	Monthly True-up of Charges. An employee of the Cooperative will read the meter(s) on or about the first day of each month. At the end of the billing month, the amount of Monthly Prepayment described in Section 6.e. above, shall be subtracted from the total amount derived from actual demand and energy values that were read and applied to Rate Schedule Ethanol Plant. This amount will be added to the next month’s prepayment. Both parties will strive to keep True-up values as close to zero as possible by providing accurate demand and energy projections.

g.	Disputed Bills. The Customer shall pay all bills for services and/or energy timely and in accordance with billing procedures herein contained even though said charges may be disputed. If it is determined that the Customer is entitled to a refund or credit for a disputed bill, the Cooperative shall, in addition to the principal amount refunded or credited, pay interest on said amount at the rate authorized for interest on judgments in the State of Minnesota. Neither party shall be obligated to settle disputes by arbitration or mediation without the mutual consent of the parties.

7.	Commencement and Termination.

a.	Commencement Date. This Agreement shall be in effect as of the date executed and the Customer’s obligation to purchase electricity hereunder shall commence upon the startup of the commercial operation of the Facility but no later than January 1, 2006, whichever comes first.

b.	Obligation for Reimbursement of Cooperative Investment. The Customer is responsible for paying for the Cooperative’s cost associated with installing the facilities required to provide electric service to the Customer’s facilities. In the event that this Agreement is terminated and the Customer ceases to use the facilities described in Section 3a, the Customer agrees to pay to the Cooperative 50% of the balance of any unamortized investment less the salvage value of any removed facilities. To secure this obligation, the Customer shall provide an irrevocable bank letter of credit to the beneficiary of the Cooperative in the amount of $500,000 for a period of 5 years.

c.	Default and Termination. The Customer shall be in default if it fails to timely pay for service under this Agreement, if it breaches any other of its obligations to the Cooperative, or if it becomes the subject of bankruptcy or insolvency proceedings. If the Customer fails to cure that default within ten (10) days after the Customer received written notice of default from the Cooperative, the Cooperative may, at its sole option, suspend or terminate its further performance under this Agreement, disconnect electric service to the Customer, terminate this Agreement, or take other action to address the Customer’s default. This provision shall not limit the Cooperative’s right to take immediate action to suspend services if the Customer’s act or omission interferes with the safe and efficient operation of the Cooperative’s electric system, nor shall it limit the Cooperative’s right to pursue any other or further remedy available to it by law.

8.	Patronage Capital Credits.

Service under the rates provided for in this Agreement is subject to a special allocation of capital credits to the Customer by the Cooperative. This allocation will take into account the incremental cost allocation associated with the market-based rates that are included in this Agreement. For the purpose of this Agreement, the Customer acknowledges that it is not a natural person under Minnesota law.

9.	Disclaimer of Warranty and Limitation of Liability.

Each party shall be responsible for its own facilities and personnel provided or used in the performance of this Agreement. Neither the Cooperative nor the Customer shall be responsible to the other party for damage to or loss of any property, wherever located, unless the damage or loss is caused by its own negligence or intentional conduct or by the negligence or intentional conduct of that party’s officers, employees, or agents, in which case the damage or loss shall be borne by the responsible party. The Cooperative shall not be responsible or liable to the Customer or to any other party for any indirect, special or consequential damages, or for loss of revenues from any cause.

10.	Indemnification.

The Customer agrees to indemnify and holds the Cooperative harmless from and against any liability for any claims or demands arising out of property damage, bodily injury, or interruptions to the Customer’s electric service caused by electric equipment or facilities owned by the Customer, or the Customer’s possession, use, or operation of electric equipment or facilities.

11.	General.

a.	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of Minnesota.

b.	Notices. All notices under this Agreement shall be given in writing and shall be delivered personally or mailed by first class U.S. mail to the respective parties as follows:

To Customer:
Manager
Granite Falls Energy, LLC
150th Street South East and Minnesota Highway 23 North
Granite Falls, Minnesota 57006

To Cooperative:
Manager/ CEO
Minnesota Valley Cooperative Light and Power Association
P.O. Box 717
Montevideo, Minnesota 56265

c.	No Waiver. No course of dealing nor any failure or delay on the part of a party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies, which a party would otherwise have.

d.	Entire Agreement/ Amendment. This Agreement represents the entire Agreement between the parties with respect to the matters addressed in this Agreement, except as provided in the Cooperative’s bylaws, rules and regulations applicable to similarly situated customers, which are incorporated herein. This Agreement may be changed, waived, or terminated only by written agreement signed by both parties as set forth herein.

e.	Assignment. The Cooperative may assign this Agreement to an affiliate or affiliates of the Cooperative, to a partnership(s) in which the Cooperative or an affiliate has an interest, or to any entity which succeeds to all or substantially all the Cooperative’s assets by sale, merger or operation of law. The Customer may not assign this Agreement without the written consent of the Cooperative, which consent will not be reasonably withheld.

f.	Severability. Should any part, term or provision of this Agreement be, by a court of competent jurisdiction, decided to be illegal or in conflict with any applicable law, the validity of the remaining portions or provisions shall not be affected thereby.

g.	Temporary Service. The Cooperative will extend temporary service to the Customer prior to Customer production for the purpose of construction of such facilities and testing, as required. Such loading shall not be of such a nature as to cause power quality problems for the Cooperative. The Customer and its contractors shall coordinate with the Cooperative on any questionable load.

h.	Cost of Temporary Service. The cost of such Temporary Service shall be borne by the Customer and shall include cost of construction including materials, plus the cost of retirement less the salvage value of such Temporary Service. Power and energy for such services shall be provided under existing single and/or three phase rate schedules, as appropriate.

i.	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

Attest:	MINNESOTA VALLEY COOPERATIVE LIGHT AND POWER ASSOCIATION

	By:	/s/ Pat Carruth

Title:	Title:	General Manager

Attest:	GRANITE FALLS COMMUNITY
ETHANOL PROJECT LLC

	By:	/s/ Tom Branhan

Title:	Title:	CEO/General Manager

Minnesota Valley Cooperative	Effective Date: ___
Light & Power Association
501 South 1st Street
Montevideo, Minnesota 56265

SCHEDULE ETHANOL PLANT

INDUSTRIAL SERVICE

Availability

     Available to Granite Falls Community Ethanol Project (Ethanol Plant) near Granite Falls, Minnesota.

Character of Service

     Three-Phase, 60 Hertz, at standard primary distribution voltages.

Monthly Rate

Facilities Charge:	$8,000.00 per month
Distribution Demand Charges:	$2.15 per kW-Month
Power Supply Demand Charges:	$6.70 per kW-Month
Energy Charge:	$0.01964 per kWh

     The Power Supply Demand and Energy Charge may be revised any time the Basin Electric Power Cooperative (Basin) wholesale rate to Minnesota Valley is changed.

Determination of Billing kW

     The billing kW shall be Ethanol Plant half-hour integrated metered kilowatt demand each month. The metered kW shall be adjusted for power factor as provided hereafter.

Facilities Charge

     The Facilities Charge is a charge for use of Cooperative electric facilities used to serve the Ethanol Plant load up to the Ethanol Plant property. Such charge includes interest, depreciation, operation, maintenance and taxes associated with these facilities.

Distribution Demand Charge

     The Distribution Demand Charge recovers carrying cost of the facilities necessary to serve the load and not directly assignable to the Ethanol Plant. Such charge shall remain the same for a period of five years after commencement of the rate. Adjustments thereafter shall be made based upon an allocation of cost for the non-directly assignable facilities.

Minnesota Valley Cooperative	Effective Date: ___
Light & Power Association
501 South 1st Street
Montevideo, Minnesota 56265

SCHEDULE ETHANOL PLANT

INDUSTRIAL SERVICE

(Continued)

Power Supply Demand Charge

     The Power Supply Demand Charge is the actual cost of Basin Electric’s Demand Charge plus transmission losses. This Charge may increase if Basin Electric cost increases to the Cooperative.

Power Factor Adjustment

     Ethanol Plant shall maintain unity power factor as nearly as practicable. Demand charges will be adjusted to correct for an average monthly power factor lower than 95%. Such adjustments will be made by increasing the measured demand 1% for each 1% by which the average power factor is less than 95% lagging or leading.

Minimum Monthly Charge

     The minimum monthly charge under the above rates shall be $8,000.

Special Conditions of Service

     Where it is necessary to extend or reinforce existing facilities in order to provide service under this schedule and additional investment is thereby required, such service will be rendered only after the following conditions are met:

1.	Ethanol Plant will give satisfactory assurance by means of written agreement as to the character, amount, and duration of the business offered.

2.	Ethanol Plant shall guarantee a minimum monthly bill for the service which will be computed on the basis of 1/60th of the investment, which includes the cost of transformers, meters, and all costs of additions to or alterations of lines and equipment necessary to make the service available.

Minnesota Valley Cooperative	Effective Date: ___
Light & Power Association
501 South 1st Street
Montevideo, Minnesota 56265

SCHEDULE ETHANOL PLANT

INDUSTRIAL SERVICE

(Continued)

3.	This minimum bill will be effective for a period of five (5) years from the date on which service commences. After this period the regular monthly minimum charge will be effective.

4.	In no case, however, will the minimum bill under this agreement be less than the previously specified “Minimum Monthly Charge.”

Delivery Point

     The delivery point shall be the metering point. The delivery point shall be the point of attachment of Ethanol Plant’s primary line to the Cooperative’s substation structure. All wiring, pole lines, and other equipment (except metering equipment) on the load side of the delivery point may be owned and maintained by Ethanol Plant or the Cooperative.

Billing Method

a.	Payment Arrangements. All charges for service shall be paid to the Cooperative at its Montevideo office, through the mail, or by electronic transfer. The monthly billing periods shall be from the first day of the month through the last day of the month. The Customer agrees to prepay the monthly bill based on the estimated demand and energy use. Payment is due 5 days prior to the first day of the month. If payment is not received or postmarked by the Cooperative by the first day of the month, the Customer agrees that the Cooperative may disconnect service to the facility until the payment is made.

b.	Monthly True-up of Charges. An employee of the Cooperative will read the meter(s) on or about the first day of each month. At the end of the billing month, the amount of Monthly Prepayment described above, shall be subtracted from the total amount derived from actual demand and energy values that were read and applied to Rate Schedule Ethanol Plant. This amount will be added to the next month’s prepayment. Both parties will strive to keep True-up values as close to zero as possible by providing accurate demand and energy projections.